Exhibit 10.17

                       Frontier Communications Corporation
                                3 High Ridge Park
                           Stamford, Connecticut 06905
                                 (203) 614-5600


                                December 24, 2008

Mr. Peter B. Hayes
4212 Avalon Drive East
New Canaan, CT 06840

Dear Pete:

     Reference is made to the Offer Letter dated December 31, 2004 ("Offer Letter") between you and Frontier Communications Corporation (formerly Citizens Communications Company) (the "Company").

     The terms of the benefits payable upon a change in control referred to in the Offer Letter are hereby amended as follows:

     If, within one year following a "Change in Control" (as defined below) of the Company, you have a "Separation from Service" (as defined below) either because (a) your employment is terminated by the Company without "Cause" (as defined below) or (b) you terminate your employment as a result of (i) a material decrease in your base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the Change in Control for any reason other than Cause; (ii) a material relocation of your principal office location (for this purpose, a relocation more than 50 miles from the Company's Stamford, Connecticut headquarters area will be automatically deemed material) or (iii) a material decrease in your responsibilities or authority for any reason other than Cause (and prior to your terminating your employment you provide the Company with notice of the decrease or relocation within 90 days of the occurrence of such condition, the Company does not remedy the condition within 30 days of such notice, and you Separate from Service within two years of the initial occurrence of one or more such conditions), you shall be entitled to a lump sum payment equal to one year's base salary and 100% of your bonus target prorated for the plan year (based on the then current level of salary and bonus target or, if greater, that in effect immediately prior to the Change in Control) and all restrictions on restricted shares held by you shall immediately lapse and such restricted shares shall become fully-vested and non-forfeitable. The lump sum payment will be made on the Expiration Date, as defined below.

Mr. Peter B. Hayes
December 24, 2008
Page 2 of 6


     Under the circumstances set forth in the immediately preceding paragraph, you shall also be entitled to continuation of medical benefits (pursuant to the same Company plans that are in effect for active employees of the Company) with coverage retroactive to the date of your termination of employment, and then continuing for one year following your termination of employment. To the extent that such medical plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Internal Revenue
Code), (i) the charge to you for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which you or your spouse (as applicable) is enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and you will be required to pay such monthly charge in accordance with the Company's standard COBRA premium payment requirements, and (ii) upon the Expiration Date, the Company will pay you a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company on the payment date for family coverage (but if at the date of your termination of employment you are enrolled for less coverage (i.e., single or employee plus one), then such coverage) with respect to the highest value health coverage provided to salaried employees under such self-insured plan for each month of coverage in the one year period. To the extent that such medical plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to you for such coverage.

     A "Change in Control" shall be deemed to have occurred:

     (A) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

     (B) Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company's assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.

Mr. Peter B. Hayes
December 24, 2008
Page 3 of 6


     "Cause" shall mean your (a) willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties in effect immediately prior to the Change in Control which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe each failure with sufficient specificity to allow you to respond, (b) willful or intentional conduct that causes material and demonstrable injury, monetary or otherwise, to the Company or (c) conviction of, or a plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any State thereof, or (ii) a misdemeanor involving moral turpitude. For these purposes, no act or failure to act on your part shall be considered "willful" or "intentional" unless it is done, or omitted to be done by you in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

     If it is determined (as hereafter provided) that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Severance Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Severance Payment shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of the Severance Payment being subject to the Excise Tax ("Capped Payment"), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of economic benefits to you, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Mr. Peter B. Hayes
December 24, 2008
Page 4 of 6


     Subject to the provisions of immediately preceding paragraph, all determinations required to be made pursuant to this letter agreement, including whether an Excise Tax is payable by you and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by you). The Accounting Firm shall be directed by the Company or you, as applicable, to submit its preliminary determination and detailed supporting calculations to both the Company and you within 15 calendar days after the date of your termination of employment, if applicable, and any other such time or times as may be requested by the Company or you. If the Accounting Firm determines that any Excise Tax is payable by you, the Company shall either (x) make payment of the Severance Payment, or (y) reduce the Severance Payment by the amount which, based on the Accounting Firm's determination and calculations, would provide you with the Capped Payment (except that any portion of the Severance Payment that constitutes deferred compensation that is subject to Section 409A shall not be reduced, and its time and form of payment shall not be altered as a result of this process), and pay to you such reduced amount, in each case, less any Excise Taxes, federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation. If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return. All fees and expenses of the Accounting Firm and opinion letter shall be paid by the Company in connection with the calculations required by this letter.

     The provisions in this letter regarding lapsing of restrictions on restricted stock in certain circumstances in the event of a Change in Control will remain in effect as long as you are a member of the Senior Leadership Team ("SLT"). If at any time you are no longer a member of the SLT, such provisions will not apply.

     You shall not receive any payments or benefits to which you may be entitled hereunder unless you agree to execute a release of all then existing claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of your employment or the business of the Company; provided, however, that any such release shall not bar or prevent you from responding to any litigation or other proceeding initiated by a released party and asserting any claim or counterclaim you have in such litigation or other proceeding as if no such release had been given as to such party, nor shall it bar you from claiming rights that arise under, or that are preserved by, this letter agreement. To comply with this paragraph, you must sign and return the release within 45 days of the termination of your employment, and you must not revoke it during a seven-day revocation period that begins when the release is signed and returned to the Company. Then following the expiration of this revocation period, there shall occur the "Expiration Date," which is the 53rd day following the date of termination of your employment.

Mr. Peter B. Hayes
December 24, 2008
Page 5 of 6


     To the extent that a payment of Section 409A compensation under this letter agreement is based upon your having a termination of employment, "termination of employment" shall have the same meaning as "Separation from Service" under
Section 409A(a)(2)(A)(i) of the Code. In addition, to avoid having such a separation from service occur after your termination of employment, you shall not have (after your termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a separation from service as of the date of such termination.

     This letter agreement sets forth the entire agreement and understanding between the Company and you relating to the subject matter hereof and supersedes and replaces all prior discussions and agreements between us regarding the subject matter hereof, including, without limitation, the memorandum, dated September 7, 2007, addressed to you from Maggie Wilderotter entitled "Terms of Restricted Stock Award" and the terms of the Offer Letter relating to benefits payable upon a change in control. This letter agreement can only be modified by a subsequent written agreement executed by the Company and you. This letter agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut, without regard to its conflicts of laws or principles.

     It is the intention of the parties that the lump sum described in the third and fourth paragraphs of this letter should be exempt from Section 409A as short-term deferrals, and that the restricted stock should also be exempt from
Section 409A, and this letter agreement in the normal course is to be interpreted accordingly. Nonetheless, if you are a "specified employee" within the meaning of Section 409A and any amounts or other compensation are (i) payable under this letter agreement, (ii) subject to Section 409A as deferred compensation and (iii) payable on account of your Separation from Service, then such amounts or compensation may not be paid until six months after your Separation from Service date. Finally, the parties intend at all times that no payment or entitlement pursuant to this letter agreement will give rise to any adverse tax consequences to either party pursuant to Section 409A, and this letter agreement shall be interpreted consistently with this paragraph. The term "Separation from Service" shall have the meaning given to it by Section 409A (or any successor provision) ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code").

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this letter agreement by operation of law or otherwise.

Mr. Peter B. Hayes
December 24, 2008
Page 6 of 6


     To acknowledge your acceptance of the terms and conditions of this letter agreement, please sign the bottom of this letter agreement and fax it to me directly at (203) 614-4627. Also, please return the originally signed offer letter to my attention.

                                 Sincerely,

                                 /s/ Cecilia K. McKenney

                                 Cecilia K. McKenney
                                 Executive Vice President, Human Resources and Call Center Sales and Service



         Agreed to and acknowledged:



         /s/ Peter B. Hayes                   December 29, 2008
         --------------------------------     --------------------------
         Peter B. Hayes                       Date